                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 7)

                      ADVANCED LIGHTING TECHNOLOGIES, INC.
                 -----------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.001 par value
                      -------------------------------------
                         (Title of Class of Securities)

                                   00753C 10 2
                             ----------------------
                                 (CUSIP Number)

       Gerald W. Cowden, Esq., 1414 Terminal Tower, Cleveland, Ohio 44113;
                                 (216) 241-2880
      --------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                October 8, 1998 *
                         -------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box. |_|

*See Item 6 on Page 20.

                                  SCHEDULE 13D

-----------------------------                         --------------------------
  CUSIP  NO. 00753C 10 2                                    PAGE 2 OF  22
-----------------------------                         --------------------------

                                (AMENDMENT NO. 7)

--------------------------------------------------------------------------------
     1      NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE
            PERSON

              Wayne R. Hellman
--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     |X|
                                                                     (b)     |_|

              Mr. Hellman affirms himself to be a member of a group only to the extent that he is the Voting Trustee under a Voting Trust dated October 10, 1995, as amended. Additionally, Mr. Hellman is the holder of the Proxies (defined herein below).

--------------------------------------------------------------------------------
     3        SEC USE ONLY

--------------------------------------------------------------------------------
     4        SOURCE OF FUNDS

              Not Applicable.

--------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) OR 2 (e)       |_|


--------------------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States

--------------------------------------------------------------------------------
                                            7       SOLE VOTING POWER

                    NUMBER OF                       4,641,676
                     SHARES
           BENEFICIALLY OWNED BY EACH       ------------------------------------
                    REPORTING               8       SHARED VOTING POWER
                     PERSON                          0
                      WITH
                                            ------------------------------------
                                            9       SOLE DISPOSITIVE POWER
                                                    1,928,070

                                           -------------------------------------
                                           10       SHARED DISPOSITIVE POWER
                                                     0

--------------------------------------------------------------------------------
    11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              4,641,676

-------------------------------------------------------------------------------
    12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                             |X|

              Mr. Hellman disclaims beneficial ownership of 50,000 shares which are owned by Hellman Foundation, of which Mr. Hellman is the trustee. Mr. Hellman also disclaims beneficial ownership of 125,000 shares which are owned by Hellman, Ltd., an Ohio limited liability company, of which Mr. Hellman is the manager. Mr. Hellman also disclaims beneficial ownership of 32,611 shares which are owned by his wife, Diane Hellman.

--------------------------------------------------------------------------------
    13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              22.9%
--------------------------------------------------------------------------------
    14        TYPE OF REPORTING PERSON

               IN

-------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------                      ------------------------------
  CUSIP  NO. 00753C 10 2                             PAGE  3   OF   22
----------------------------                      ------------------------------

                                (AMENDMENT NO. 7)

--------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE
              PERSON

              David L. Jennings (as a member of the Voting Trust Group)

--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)   |X|
                                                                       (b)   |_|

--------------------------------------------------------------------------------
     3        SEC USE ONLY

--------------------------------------------------------------------------------
     4        SOURCE OF FUNDS

                Not Applicable

--------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) OR 2 (e)                                   |_|

                Not Applicable

--------------------------------------------------------------------------------
    6         CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

--------------------------------------------------------------------------------
                                           7      SOLE VOTING POWER

                     NUMBER OF                       0
                      SHARES               ------------------------------------
            BENEFICIALLY OWNED BY EACH      8       SHARED VOTING POWER
                     REPORTING                        0
                      PERSON
                       WITH                ------------------------------------
                                            9      SOLE DISPOSITIVE POWER
                                                    546,444

                                           ------------------------------------
                                           10      SHARED DISPOSITIVE POWER
                                                     0
--------------------------------------------------------------------------------
    11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              546,444

--------------------------------------------------------------------------------
    12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                             [ ]


--------------------------------------------------------------------------------
    13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              2.7%

--------------------------------------------------------------------------------
    14        TYPE OF REPORTING PERSON

               IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

------------------------------                      ---------------------------
  CUSIP  NO.   00753C 10 2                                  PAGE 4 OF   22
------------------------------                      ----------------------------

                                (AMENDMENT NO. 7)

-------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE
              PERSON

              Louis S. Fisi (as a member of the Voting Trust Group)

--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a)    |X|
                                                                      (b)    |_|

--------------------------------------------------------------------------------
     3        SEC USE ONLY

--------------------------------------------------------------------------------
     4        SOURCE OF FUNDS

                Not Applicable

--------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) OR 2 (e)                                    |_|

                Not Applicable

--------------------------------------------------------------------------------
    6         CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

--------------------------------------------------------------------------------
                                            7       SOLE VOTING POWER

                     NUMBER OF                         0
                      SHARES                ------------------------------------
            BENEFICIALLY OWNED BY EACH      8       SHARED VOTING POWER
                     REPORTING                         0
                      PERSON
                       WITH                 ------------------------------------
                                            9       SOLE DISPOSITIVE POWER
                                                     420,917

                                            ------------------------------------
                                            10       SHARED DISPOSITIVE POWER
                                                       0

--------------------------------------------------------------------------------
    11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               420,917

--------------------------------------------------------------------------------
    12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                           |X|

              Mr. Fisi disclaims beneficial ownership of 20,000 shares owned by his adult child.

--------------------------------------------------------------------------------
    13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               2.1%
--------------------------------------------------------------------------------
    14        TYPE OF REPORTING PERSON

               IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

-----------------------------                           ------------------------
  CUSIP  NO.   00753C 10 2                                    PAGE 5 OF  22
-----------------------------                           ------------------------

                                (AMENDMENT NO. 7)

--------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE
              PERSON

              Robert S. Roller (as a member of the Voting Trust Group)

--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a)    |X|
                                                                      (b)    |_|

--------------------------------------------------------------------------------
     3        SEC USE ONLY

--------------------------------------------------------------------------------
     4        SOURCE OF FUNDS

                Not Applicable

--------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) OR 2 (e)                                     |_|

                Not Applicable

--------------------------------------------------------------------------------
    6         CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

--------------------------------------------------------------------------------
                                      7       SOLE VOTING POWER

             NUMBER OF                         26,000
              SHARES               ---------------------------------------------
    BENEFICIALLY OWNED BY EACH        8       SHARED VOTING POWER
             REPORTING                          0
              PERSON
               WITH                ---------------------------------------------
                                      9       SOLE DISPOSITIVE POWER
                                               280,398

                                   ---------------------------------------------
                                     10       SHARED DISPOSITIVE POWER
                                                0

--------------------------------------------------------------------------------
    11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              280,398

--------------------------------------------------------------------------------
    12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                    |_|

              Mr. Roller disclaims beneficial ownership of 70,414 shares owned by six trusts for the benefit of his children.

--------------------------------------------------------------------------------
    13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              1.4%
--------------------------------------------------------------------------------
    14        TYPE OF REPORTING PERSON

               IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

------------------------------                         -------------------------
  CUSIP  NO.   00753C 10 2                                     PAGE 6 OF  22
------------------------------                         -------------------------

                                (AMENDMENT NO. 7)

--------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE
              PERSON

              Juris Sulcs (as a member of the Voting Trust Group)

--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)    |X|
                                                                     (b)    |_|

--------------------------------------------------------------------------------
     3        SEC USE ONLY

--------------------------------------------------------------------------------
     4        SOURCE OF FUNDS

                Not Applicable

--------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) OR 2 (e)                                    |_|

                Not Applicable

--------------------------------------------------------------------------------
    6         CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

--------------------------------------------------------------------------------
                                    7     SOLE VOTING POWER

           NUMBER OF                        20,000
            SHARES                 ---------------------------------------------
  BENEFICIALLY OWNED BY EACH        8     SHARED VOTING POWER
           REPORTING                           0
            PERSON
             WITH                  ---------------------------------------------
                                    9     SOLE DISPOSITIVE POWER
                                            357,027

                                   ---------------------------------------------
                                   10       SHARED DISPOSITIVE POWER
                                               0
--------------------------------------------------------------------------------
    11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               357,027

--------------------------------------------------------------------------------
    12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                  |_|

--------------------------------------------------------------------------------
    13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                1.8%
--------------------------------------------------------------------------------
    14        TYPE OF REPORTING PERSON

               IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

------------------------------                          ------------------------
  CUSIP  NO.   00753C 10 2                                 PAGE  7   OF   22
------------------------------                          ------------------------

                                (AMENDMENT NO. 7)

--------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE
              PERSON

              The Estate of James F. Sarver (as a member of the Voting Trust Group)

--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
     3        SEC USE ONLY

--------------------------------------------------------------------------------
     4        SOURCE OF FUNDS

                 Not Applicable

--------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) OR 2 (e)                                    |_|

                Not Applicable

--------------------------------------------------------------------------------
    6         CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

--------------------------------------------------------------------------------
                                     7       SOLE VOTING POWER

          NUMBER OF                            0
           SHARES              -------------------------------------------------
 BENEFICIALLY OWNED BY EACH          8       SHARED VOTING POWER
          REPORTING                            0
           PERSON
            WITH               -------------------------------------------------
                                     9       SOLE DISPOSITIVE POWER
                                             268,917

                               -------------------------------------------------
                                    10       SHARED DISPOSITIVE POWER
                                              0
--------------------------------------------------------------------------------
    11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                268,917

--------------------------------------------------------------------------------
    12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                  |_|

--------------------------------------------------------------------------------
    13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                1.3%

--------------------------------------------------------------------------------
    14        TYPE OF REPORTING PERSON

              OO

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

-----------------------------                          -------------------------
  CUSIP  NO.   00753C 10 2                                PAGE  8 OF   22
-----------------------------                          -------------------------

                                (AMENDMENT NO. 7)

--------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE
              PERSON

              Christine Hellman (as a member of the Voting Trust Group)

--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)  |X|
                                                                        (b)  |_|

--------------------------------------------------------------------------------
     3        SEC USE ONLY

--------------------------------------------------------------------------------
     4        SOURCE OF FUNDS

                Not Applicable

--------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) OR 2 (e)                                    |_|

                Not Applicable

--------------------------------------------------------------------------------
    6         CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

--------------------------------------------------------------------------------
                                 7       SOLE VOTING POWER

         NUMBER OF
          SHARES                          10,000
BENEFICIALLY OWNED BY EACH    --------------------------------------------------
         REPORTING               8       SHARED VOTING POWER
          PERSON
           WITH                           0

                              --------------------------------------------------
                                 9       SOLE DISPOSITIVE POWER

                                          316,377

                              --------------------------------------------------
                                10       SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
    11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               316,377

--------------------------------------------------------------------------------
    12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                     |_|

--------------------------------------------------------------------------------
    13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              1.6%
--------------------------------------------------------------------------------
    14        TYPE OF REPORTING PERSON

               IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

-----------------------------                         --------------------------
  CUSIP  NO.   00753C 10 2                                PAGE  9  OF   22
-----------------------------                         --------------------------

                                (AMENDMENT NO. 7)

--------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE
              PERSON

              Brian A. Hellman (as a member of the Voting Trust Group)

--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)  |X|
                                                                        (b)  |_|

--------------------------------------------------------------------------------
     3        SEC USE ONLY

--------------------------------------------------------------------------------
     4        SOURCE OF FUNDS

                Not Applicable

--------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) OR 2 (e)                                    |_|

                Not Applicable

--------------------------------------------------------------------------------
    6         CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

--------------------------------------------------------------------------------
                                        7       SOLE VOTING POWER

          NUMBER OF                              17,100
           SHARES
 BENEFICIALLY OWNED BY EACH        ---------------------------------------------
          REPORTING                     8       SHARED VOTING POWER
           PERSON                                 0
            WITH
                                   ---------------------------------------------
                                        9       SOLE DISPOSITIVE POWER
                                                 172,362

                                   ---------------------------------------------
                                       10       SHARED DISPOSITIVE POWER
                                                  0

--------------------------------------------------------------------------------
    11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY

                172,362

--------------------------------------------------------------------------------
    12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                   |_|

--------------------------------------------------------------------------------
    13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .8%

--------------------------------------------------------------------------------
    14        TYPE OF REPORTING PERSON

                IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------                        ----------------------------
  CUSIP  NO.   00753C 10 2                                  PAGE  10  OF   22
----------------------------                        ----------------------------

                                (AMENDMENT NO. 7)

--------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE
              PERSON

              Lisa B. Hellman (as a member of the Voting Trust Group)

--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)  |X|
                                                                        (b)  |_|

--------------------------------------------------------------------------------
     3        SEC USE ONLY

--------------------------------------------------------------------------------
     4        SOURCE OF FUNDS

                Not Applicable

--------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) OR 2 (e)                                    |_|

                Not Applicable

--------------------------------------------------------------------------------
    6         CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

--------------------------------------------------------------------------------
                                      7       SOLE VOTING POWER

         NUMBER OF                             375
          SHARES                ------------------------------------------------
BENEFICIALLY OWNED BY EACH            8       SHARED VOTING POWER
         REPORTING                              0
          PERSON
           WITH                 ------------------------------------------------
                                      9       SOLE DISPOSITIVE POWER
                                               146,614

                                ------------------------------------------------
                                     10       SHARED DISPOSITIVE POWER
                                                0
--------------------------------------------------------------------------------
    11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                146,614

--------------------------------------------------------------------------------
    12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                     |_|


--------------------------------------------------------------------------------
    13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .7%

--------------------------------------------------------------------------------
    14        TYPE OF REPORTING PERSON

              IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

-----------------------------                         --------------------------
  CUSIP  NO.   00753C 10 2                                    PAGE  11  OF   22
-----------------------------                         --------------------------

                                (AMENDMENT NO. 7)

--------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE
              PERSON

              Robert S. Roller and Patricia M. Roller, Co-Trustees of the Lisa Marie Roller Trust dated August 24, 1995 (as a member of the Voting Trust Group)

--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)  |X|
                                                                        (b)  |_|

--------------------------------------------------------------------------------
     3        SEC USE ONLY

--------------------------------------------------------------------------------
     4        SOURCE OF FUNDS

                Not Applicable

--------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) OR 2 (e)                                    |_|
                Not Applicable

--------------------------------------------------------------------------------
    6         CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

--------------------------------------------------------------------------------
                                      7       SOLE VOTING POWER

          NUMBER OF                             0
           SHARES               ------------------------------------------------
 BENEFICIALLY OWNED BY EACH           8       SHARED VOTING POWER
          REPORTING                             0
           PERSON
            WITH                ------------------------------------------------
                                      9       SOLE DISPOSITIVE POWER
                                               4,708

                                ------------------------------------------------
                                     10       SHARED DISPOSITIVE POWER
                                                          0
--------------------------------------------------------------------------------
    11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                4,708

--------------------------------------------------------------------------------
    12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                               |_|

--------------------------------------------------------------------------------
    13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                0.0%
--------------------------------------------------------------------------------
    14        TYPE OF REPORTING PERSON

                OO

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------------------                 --------------------------------
  CUSIP  NO.   00753C 10 2                              PAGE  12  OF   22
-------------------------------                 --------------------------------

                                (AMENDMENT NO. 7)

--------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE
              PERSON

              Robert S. Roller and Patricia M. Roller, Co-Trustees of the Jennifer Lynn Jarrett Trust dated August 24, 1995 (as a member of the Voting Trust Group)

--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)  |X|
                                                                        (b)  |_|

--------------------------------------------------------------------------------
     3        SEC USE ONLY

--------------------------------------------------------------------------------
     4        SOURCE OF FUNDS

                Not Applicable

--------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) OR 2 (e)                                    |_|

                Not Applicable

--------------------------------------------------------------------------------
    6         CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

--------------------------------------------------------------------------------
                                        7       SOLE VOTING POWER

           NUMBER OF                              0
            SHARES                ----------------------------------------------
  BENEFICIALLY OWNED BY EACH            8       SHARED VOTING POWER
           REPORTING                              0
            PERSON
             WITH                 ----------------------------------------------
                                        9       SOLE DISPOSITIVE POWER
                                                 4,208

                                  ----------------------------------------------
                                       10       SHARED DISPOSITIVE POWER
                                                 0
--------------------------------------------------------------------------------
    11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               4,208

--------------------------------------------------------------------------------
    12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                     |_|

--------------------------------------------------------------------------------
    13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                0.0%
--------------------------------------------------------------------------------
    14        TYPE OF REPORTING PERSON

                OO

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

------------------------------                     -----------------------------
  CUSIP  NO.   00753C 10 2                               PAGE  13  OF   22
------------------------------                     -----------------------------

                                (AMENDMENT NO. 7)

--------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE
              PERSON

              Robert S. Roller and Patricia M. Roller, Co-Trustees of the Kimberly Joy Roller Trust dated August 24, 1995 (as a member of the Voting Trust Group)

--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
     3        SEC USE ONLY

--------------------------------------------------------------------------------
     4        SOURCE OF FUNDS

                Not Applicable

--------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) OR 2 (e)                                    |_|

                Not Applicable

--------------------------------------------------------------------------------
    6         CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

--------------------------------------------------------------------------------
                                   7       SOLE VOTING POWER

         NUMBER OF                           0
          SHARES             ---------------------------------------------------
BENEFICIALLY OWNED BY EACH         8       SHARED VOTING POWER
         REPORTING                           0
          PERSON
           WITH              ---------------------------------------------------
                                   9       SOLE DISPOSITIVE POWER
                                             9,708

                             ---------------------------------------------------
                                  10       SHARED DISPOSITIVE POWER
                                            0

--------------------------------------------------------------------------------
    11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                9,708

--------------------------------------------------------------------------------
    12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                    |_|

--------------------------------------------------------------------------------
    13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                0.0%

--------------------------------------------------------------------------------
    14        TYPE OF REPORTING PERSON

                OO

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------                             -----------------------
  CUSIP  NO.   00753C 10 2                                  PAGE  14  OF   22
----------------------------                             -----------------------

                                (AMENDMENT NO. 7)

--------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE
              PERSON

              Robert S. Roller, Patricia M. Roller and Lisa Marie Roller, Co-Trustees of the Lisa Marie Roller Long-term Trust dated September 24, 1995 (as a member of the Voting Trust Group)

--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
     3        SEC USE ONLY

--------------------------------------------------------------------------------
     4        SOURCE OF FUNDS

                Not Applicable

--------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) OR 2 (e)                                    |_|

                Not Applicable

--------------------------------------------------------------------------------
    6         CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

--------------------------------------------------------------------------------
                                    7       SOLE VOTING POWER

         NUMBER OF                            0
          SHARES
BENEFICIALLY OWNED BY EACH    --------------------------------------------------
         REPORTING                  8       SHARED VOTING POWER
          PERSON                              0
           WITH
                              --------------------------------------------------
                                    9       SOLE DISPOSITIVE POWER
                                              17,261

                              --------------------------------------------------
                                   10       SHARED DISPOSITIVE POWER
                                              0
--------------------------------------------------------------------------------
    11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                17,261

--------------------------------------------------------------------------------
    12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                               |_|


--------------------------------------------------------------------------------
    13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                0.0%

--------------------------------------------------------------------------------
    14        TYPE OF REPORTING PERSON

                OO

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

------------------------------                    ------------------------------
  CUSIP  NO.   00753C 10 2                               PAGE  15  OF   22
------------------------------                    ------------------------------

                              (AMENDMENT NO. 7)

--------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE
              PERSON

              Robert S. Roller, Patricia M. Roller and Jennifer Lynn Jarrett, Co-Trustees of the Jennifer Lynn Jarrett Long-term Trust dated September 24, 1995 (as a member of the Voting Trust Group)

-------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
     3        SEC USE ONLY

--------------------------------------------------------------------------------
     4        SOURCE OF FUNDS

                Not Applicable

--------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) OR 2 (e)                                    |_|

                Not Applicable

--------------------------------------------------------------------------------
    6         CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

--------------------------------------------------------------------------------
                                      7       SOLE VOTING POWER

          NUMBER OF                             0
           SHARES               ------------------------------------------------
 BENEFICIALLY OWNED BY EACH           8       SHARED VOTING POWER
          REPORTING                             0
           PERSON
            WITH                ------------------------------------------------
                                      9       SOLE DISPOSITIVE POWER
                                                17,261

                                ------------------------------------------------
                                     10       SHARED DISPOSITIVE POWER
                                                0
--------------------------------------------------------------------------------
    11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                17,261

--------------------------------------------------------------------------------
    12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                       |_|

--------------------------------------------------------------------------------
    13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                0.0%

--------------------------------------------------------------------------------
    14        TYPE OF REPORTING PERSON

                OO

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------------------                 --------------------------------
  CUSIP  NO.   00753C 10 2                                    PAGE  16  OF   22
-------------------------------                 --------------------------------

                                (AMENDMENT NO. 7)

--------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE
              PERSON

              Robert S. Roller, Patricia M. Roller and Kimberly Joy Roller, Co-Trustees of the Kimberly Joy Roller Long-term Trust dated September 24, 1995 (as a member of the Voting Trust Group)

--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)  |X|
                                                                        (b)  |_|

--------------------------------------------------------------------------------
     3        SEC USE ONLY

--------------------------------------------------------------------------------
     4        SOURCE OF FUNDS

                Not Applicable

--------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) OR 2 (e)                                    |_|

                Not Applicable

--------------------------------------------------------------------------------
    6         CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

--------------------------------------------------------------------------------
                                     7       SOLE VOTING POWER

         NUMBER OF                             0
          SHARES               -------------------------------------------------
BENEFICIALLY OWNED BY EACH           8       SHARED VOTING POWER
         REPORTING                             0
          PERSON
           WITH                -------------------------------------------------
                                     9       SOLE DISPOSITIVE POWER
                                               17,268

                               -------------------------------------------------
                                    10       SHARED DISPOSITIVE POWER
                                               0
--------------------------------------------------------------------------------
    11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                17,268

--------------------------------------------------------------------------------
    12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                       |_|


--------------------------------------------------------------------------------
    13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                0.0%

--------------------------------------------------------------------------------
    14        TYPE OF REPORTING PERSON

                OO

--------------------------------------------------------------------------------

CUSIP NO. 00753C 10 2                                             PAGE 17 OF 22

                                 AMENDMENT NO. 7
                                  SCHEDULE 13D

ITEM     SECURITY AND ISSUER

         The class of securities to which this statement relates is Common Stock, par value $.001 (the "Common Stock"). The name and address of the principal executive office of the issuer is Advanced Lighting Technologies, Inc. (the "Company"), 32000 Aurora Road, Solon, Ohio 44139.

ITEM 2.  IDENTITY AND BACKGROUND

        a. The names of the persons filing this statement are Wayne R. Hellman ("Hellman"), and Hellman as Voting Trustee and as owners of Common Stock subject to the Voting Trust Agreement dated October 10, 1995 (the "Voting Trust") the following members of the Voting Trust Group: the Estate of James F. Sarver ("Sarver"); Christine Hellman; Lisa B. Hellman; Robert S. Roller and Patricia M. Roller, Co-Trustees of the Lisa Marie Roller Trust dated August 24, 1995 ("LMR Trust"); Robert S. Roller and Patricia M. Roller, Co-Trustees of the Jennifer Lynn Jarrett Trust dated August 24, 1995 ("JLJ Trust"); Robert S. Roller and Patricia M. Roller, Co-Trustees of the Kimberly Joy Roller Trust dated August 24, 1995 ("KJR Trust"); Robert S. Roller, Patricia
                M. Roller and Lisa Marie Roller, Co- Trustees of the Lisa Marie Roller Long Term Trust dated September 24, 1995 ("LMR Long Term Trust"); Robert S. Roller, Patricia M. Roller and Jennifer Lynn Jarrett, Co-Trustees of the Jennifer Lynn Jarrett Long Term Trust dated September 24, 1995 ("JLJ Long Term Trust"); and Robert S. Roller, Patricia M. Roller and Kimberly Joy Roller, Co-Trustees of the Kimberly Joy Roller Long Term Trust dated September 24, 195 ("KJR Long Term Trust"); additionally, the Common Stock owned by David L. Jennings, ("Jennings") Louis S. Fisi ("Fisi"), Robert S. Roller ("Roller"), Juris Sulcs ("Sulcs") and Brian A. Hellman, which was formerly subject to the Voting Trust, are now subject to Irrevocable Proxies (the "Proxies"), which appoint Wayne R. Hellman, as proxy holder, to exercise the voting rights of all such shares with respect to each matter submitted to the Company's shareholders for their vote. The record owner of the shares subject to the Voting Trust and the Proxies are sometimes referred to herein as a Member of the "Voting Trust Group."

        b. The business address of Hellman, Fisi, Roller, Sulcs, Lisa B. Hellman and Brian Hellman is 32000 Aurora Road, Solon, Ohio 44139. The business address of Jennings is 3914 Deerpath, Sandusky, Ohio 44870. The address of Christine Hellman is 17230 Red Fox Trail, Chagrin Falls, Ohio 44023. The address of the LMR Trust, JLJ Trust, KJR Trust, LMR Long Term Trust, JLJ Long Term Trust, and KJR Long Term Trust is 8630 Tamarack Trail, Chagrin Falls, Ohio 44023. The address of Sarver is c/o National City Bank, Trustee, Trust Probate Division, P.O. Box 5756, Cleveland, Ohio 44101.

        c. The following are the present principal occupations and addresses of employment of the reporting persons:

CUSIP NO. 00753C 10 2                                              PAGE 18 OF 22


Name:             Occupation:                        Address:
-----             -----------                        --------

Hellman                 Chief Executive Officer            Issuer (address is specified in Item 1)

Members of the Voting Trust Group:

Jennings                Investor                           3914 Deerpath
                                                           Sandusky, Ohio  44870

Fisi                    Executive Vice President,          Issuer  (address is specified in Item 1)
                        Secretary

Roller                  Coordinator of Market              Venture Lighting International, Inc.
                        Development                        (address is specified in Item 1)

Sulcs                   Coordinator of Technology          Venture Lighting International, Inc.
                        Development                        (address is specified in Item 1)

Estate of  Sarver       Not Applicable                     c/o National City Bank, Trustee
                                                           Trust Probate Division
                                                           P.O. Box 5756
                                                           Cleveland, Ohio 44101

Christine Hellman       Consultant                         17230 Red Fox Trail
                                                           Chagrin Falls, Ohio 44022

Brian A. Hellman        Strategic Planning                 Issuer  (address is specified in Item 1)
                        Manager

Lisa B. Hellman         Vice President of                  Metal Halide Technologies, Inc.
                        Metal Halide Technologies, Inc.    (address is specified in Item 1)

LMR Trust               Not Applicable                     8630 Tamarack Trail
                                                           Chagrin Falls, Ohio  44023

JLJ Trust               Not Applicable                     8630 Tamarack Trail
                                                           Chagrin Falls, Ohio  44023

KJR Trust               Not Applicable                     8630 Tamarack Trail
                                                           Chagrin Falls, Ohio  44023

LMR Long Term Trust     Not Applicable                     8630 Tamarack Trail
                                                           Chagrin Falls, Ohio  44023

JLJ Long Term Trust     Not Applicable                     8630 Tamarack Trail
                                                           Chagrin Falls, Ohio  44023

KJR Long Term Trust     Not Applicable                     8630 Tamarack Trail
                                                           Chagrin Falls, Ohio  44023

CUSIP NO. 00753C 10 2                                             PAGE 19 OF 22

           d.     No change is being reported.

           e.     No change is being reported.

           f.     No change is being reported.

ITEM 3.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

          Amendment No. 7 reports a change of contractual obligations for Mr. Hellman. See Item 6 below. Also, Amendment No. 7 reports an increase in the number of shares of Common Stock beneficially owned.

ITEM 4.   PURPOSE OF TRANSACTION

          No change is being reported.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

         a. and b. The following lists the aggregate number and percentage of shares of Common Stock beneficially owned by the named persons. Percentages are calculated based on the number of outstanding shares as of September 28, 1998:

                                                                            #Shares
                       Aggregate #              # Shares    #Shares         Right to  # Shares Sole   # Shares Sole
Name                  Shares Owned    % Owned   Disposed    Acquired        Acquire   Power to Vote   Power to Dispose
----                  ------------    -------   --------    --------        -------   -------------   ----------------

Hellman (2)             4,641,676     22.9%         0         0                0        4,641,676         1,928,070

Jennings (1)              546,444      2.7%         0         0                0              0             546,444

Fisi (1)                  420,917      2.1%         0         0                0              0             420,917

Estate of Sarver (1)      268,917      1.3%         0         0                0              0             268,917

Sulcs (1)                 357,027      1.8%         0         0                0           20,000           357,027

Roller (1)(3)             280,398      1.4%         0         0                0           26,000           280,398

Christine Hellman (1)     316,377      1.6%         0         0                0           10,000           316,377

Brian Hellman (1)(4)      172,362       .8%         0         0                7,100       17,100           172,362

Lisa Hellman (1)          146,614       .7%         0         0                375            375           146,614

LMR Trust (1)               4,708      0.0%         0         0                0              0               4,708

JLJ Trust (1)               4,208      0.0%         0         0                0              0               4,208

KJR Trust (1)               9,708      0.0%         0         0                0              0               9,708

CUSIP NO. 00753C 10 2                                            PAGE 20 OF 22

LMR Long
Term Trust (1)             17,261      0.0%         0         0                0              0           17,261

JLJ Long

Term Trust (1)             17,261      0.0%         0         0                0              0           17,261

KJR Long
Term Trust (1)             17,268      0.0%         0         0                0              0           17,268

          (1) These persons constitute members of a group as a result of their transfer of such shares to the Voting Trust or the Irrevocable Proxy, as the case may be (see Item 2 hereof).

          (2) Wayne Hellman beneficially owns 1,928,070 shares in his individual capacity.

          (3) Roller beneficially owns 26,000 shares which are not subject to the voting trust.

          (4) Brian Hellman beneficially owns 17,100 shares which are not subject to the Irrevocable Proxy.

         None of the above persons share voting power with respect to any shares.

                  d.       No change is being reported.
                  e.       No change is being reported.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

                  Pursuant to a loan agreement dated October 8, 1998 between the Company and Mr. Hellman, its Chairman and Chief Executive Officer (the "Hellman Loan Agreement"), the Company has loaned $9 million to Mr. Hellman for a one-year term at the rate of 8%. The Hellman Loan Agreement was made following approval by the Company's Board of Directors (Messrs. Hellman and Fisi did not participate in the deliberations). The proceeds of the loan were used to reduce the outstanding principal balance of a loan from Prudential Securities Incorporated ("PSI"), which is secured by 2,053,070 shares of the Company Common Stock owned by Mr. Hellman and Hellman, Ltd. (The "Hellman Personal Shares"). In connection with the loan, the Board asked for and received Mr. Hellman's agreement to extend the term of his employment agreement to December 31, 2003. The Hellman Loan Agreement prohibits Mr. Hellman from encumbering the Hellman Personal Shares in any manner except pursuant to existing agreements governing Mr. Hellman's margin account at PSI, without consent of the Board's representative. The loan is partially secured by certain real estate owned by Mr. Hellman.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

                  1. The form of the Voting Trust Agreement, as amended, and the form of the Irrevocable Proxy are hereby incorporated by reference from the Amendment No. 2 to Schedule 13D filed via EDGAR on June 24, 1996.

                  2. The form of the Loan Agreement by and between Advanced Lighting Technologies, Inc. and Wayne R. Hellman in the principal amount of $9,000,000 and dated as of October 8, 1998

CUSIP NO. 00753C 10 2                                            PAGE 21 OF 22



SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule 13D statement is true, complete and correct.

Date: October 23, 1998                       /s/ Wayne R. Hellman
                                         --------------------------------------
                                                 WAYNE R. HELLMAN*


Date: October 21, 1998                       /s/ David L. Jennings
                                         --------------------------------------
                                                DAVID L. JENNINGS**


Date: October 23, 1998                      /s/ Louis S. Fisi
                                         --------------------------------------
                                                 LOUIS S. FISI**


Date: October 19, 1998                      /s/ Robert S. Roller
                                         --------------------------------------
                                                ROBERT S. ROLLER**


Date: October 19, 1998                      /s/ Juris Sulcs
                                         --------------------------------------
                                                  JURIS SULCS**


Date: October 19, 1998                      /s/ Christine Hellman
                                         --------------------------------------
                                                 CHRISTINE  HELLMAN**


Date: October 23, 1998                      /s/ Brian A. Hellman
                                         --------------------------------------
                                                BRIAN A. HELLMAN**


Date: October 23, 1998                      /s/ Lisa B. Hellman
                                         --------------------------------------
                                                 LISA B. HELLMAN**


Date: October 23, 1998                      /s/ David A. Kemme
                                         --------------------------------------
                                         By:     DAVID A. KEMME, Vice President
                                            -----------------------------------
                                         ON BEHALF OF THE ESTATE
                                         OF JAMES F. SARVER**


                    (Signatures continued on following page.)
____________________

* Member of Voting Trust Group only as to certain shares of which Hellman is voting trustee.
**  Member of the Voting Trust Group.

CUSIP NO.  00753C 10 2                                             PAGE 22 OF 22



         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule 13D statement is true, complete and correct.

Date: October 19, 1998               /s/ Robert S. Roller
                                -----------------------------------------------
                                ROBERT S. ROLLER AS CO-TRUSTEE OF THE LISA MARIE ROLLER TRUST DATED AUGUST 24, 1995**


Date: October 19, 1998               /s/ Robert S. Roller
                                -----------------------------------------------
                                ROBERT S. ROLLER AS CO-TRUSTEE OF THE JENNIFER LYNN JARRETT TRUST DATED AUGUST 24, 1995**


Date: October 19, 1998               /s/ Robert S. Roller
                                -----------------------------------------------
                                ROBERT S. ROLLER AS CO-TRUSTEE OF THE KIMBERLY JOY ROLLER TRUST DATED AUGUST 24, 1995**


Date: October 19, 1998               /s/ Robert S. Roller
                                -----------------------------------------------
                                ROBERT S. ROLLER CO-TRUST FOR THE LISA MARIE
                                ROLLER LONG TERM TRUST DATED SEPTEMBER 24,
                                1995**


Date: October 19, 1998               /s/ Robert S. Roller
                                -----------------------------------------------
                                ROBERT S. ROLLER, CO-TRUSTEE FOR THE JENNIFER LYNN JARRETT LONG TERM TRUST DATED SEPTEMBER 24, 1995**


Date: October 19, 1998               /s/ Robert S. Roller
                                -----------------------------------------------
                                ROBERT S. ROLLER, CO-TRUSTEE OF THE
                                KIMBERLY JOY ROLLER LONG TERM TRUST DATED
                                SEPTEMBER 24, 1995**

* Member of Voting Trust Group only as to certain shares of which Hellman is voting trustee.
**  Member of the Voting Trust Group.